Exhibit 99.1

LGL Strategic Review Process Underway;
Postpones Record Date of Warrant Dividend

ORLANDO, FL, June 28, 2013 – The LGL Group, Inc. (NYSE MKT: LGL) (the "Company") today announced an update as to the status of its strategic review process.  As previously announced on June 13, 2013, the Company has been approached by an investment group interested in acquiring certain parts of its sole operating subsidiary, M-tron Industries, Inc. (known as "MtronPTI"), a designer and manufacturer of advanced frequency control components for the Aerospace, Defense ("Aero/Defense") and Internet Communications Technology ("ICT") markets.  It was also announced that the Company's Board of Directors has organized a special committee to work with MtronPTI management to consider every reasonable option presented, as well as conduct a strategic review of MtronPTI's operations.

Mr. Anderson said, "The strategic review process is underway, as we are exploring options to unlock the potential of LGL and our subsidiary, MtronPTI.  In addition to review of the outside interest to acquire a portion of our operations, we are analyzing our options, which could include segmentation or discontinuation of certain elements of MtronPTI's operations.  Our ultimate goal remains to execute on the opportunities that create additional value for stockholders."

In the context of the ongoing strategic review, the Company also announced that it has postponed the record date of the warrant dividend, which was also announced on June 13, 2013, to allow time for additional analysis of the terms and conditions of the warrants with the goal of providing enhanced value to stockholders through the warrant dividend.  It is expected that a new record date and a further update regarding the warrant dividend will be announced in the coming weeks.

The Company also highlighted its existing stock repurchase program which remains in place.  As previously announced, on August 29, 2011, the Company's Board of Directors authorized the repurchase of up to 100,000 shares of the Company's common stock.  As of March 31, 2013, the Company had repurchased a total of 50,454 shares of common stock under this program.  Subject to certain safe harbor rules, the timing, amounts, and manner in which the Company can repurchase shares is tied to prevailing trading volumes and other limitations, which includes a general limitation to 25% of the average daily trading volume based on the most recent prior four weeks.  The Company also reiterated its intention to file a new shelf registration statement with the SEC to replace its existing registration statement, which is set to expire in November of this year.

Mr. Anderson said, "We remain flexible both in the strategic options being considered and in the management and allocation of capital to support value creation so that we can execute on opportunities that are in the best interest of stockholders."

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.  They are also used in infrastructure equipment for the telecommunications and network equipment industries.  The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India, and sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact LaDuane Clifton at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000